Exhibit 99.1

Bristol West Holdings Announces Completion of Debt Refinancing and Upsizing

DAVIE, Fla., July 31 /PRNewswire-FirstCall/ -- Bristol West Holdings, Inc. (NYSE: BRW) announced today it has refinanced its senior credit facilities, and upsized the debt portion of the facility, effective July 31, 2006.

          The new facility consists of:
          1.) A $100 million term loan due on the fifth anniversary of the closing; and
          2.) A $25 million revolving credit facility which matures in five years.

The facility is guaranteed by the non-insurance subsidiaries of Bristol West Holdings, Inc. and secured by a lien on the stock of certain subsidiaries. The facility was co-arranged by ING Capital LLC and JPMorgan Securities, Inc.

There are no immediate plans to take down any funding under the revolving credit.

A portion of the proceeds of the term portion of the new facility were used to repay the remaining $67,975,000 outstanding on two existing term loans which had varying principal payments scheduled through 2011. In addition, the Company plans to contribute $25 million to its insurance subsidiaries. The remainder, approximately $7 million will be available for general corporate purposes.

In connection with the repayment, Bristol West will incur a $1.3 million non-cash pretax charge due to the write-off of deferred financing costs for the replaced facility.

Craig Eisenacher, Bristol West’s CFO, said: “We’ve increased our liquidity and financial flexibility and improved our bottom line, so we’re very pleased with the new facility. The margin and fees on this new facility are significantly lower than on the replaced facility. In fact, we expect to save almost $1 million per year, all in, assuming we invest the net proceeds at our borrowing cost.”

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

Statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions. Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flow or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management. Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those factors that are more particularly described in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the heading “Item 1A. Risk Factors.” We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE  Bristol West Holdings, Inc.
          -0-                                        07/31/2006
          /CONTACT:  Craig Eisenacher, SVP - Corporate Finance, Bristol West Holdings, Inc., +1-954-316-5200/
          /Web site:  http://www.bristolwest.com/